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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

CONSOLIDATED

Three Months Ended March 31, 1994
- - ---------------------------------

1. Income from continuing operations before extraordinary items and income taxes......................................................  $142,506
                                                                       ========

2. Fixed charges of continuing operations:

   A. Interest expense (excluding interest on deposits),
      amortization of debt issuance costs and one-first of rental expenses, net of income from subleases.........................  $ 37,782

   B. Interest on deposits...........................................    73,643
                                                                       --------

   C. Total fixed charges (line 2A + line 2B)........................  $111,425
                                                                       ========

3. Income from continuing operations before extraordinary items and income taxes, plus total fixed charges of continuing operations:

   A. Excluding interest on deposits (line 1 + line 2A)..............  $180,288
                                                                       ========

   B. Including interest on deposits (line 1 + line 2C)..............  $253,931
                                                                       ========

4. Ratio of earnings (as defined) to fixed charges:

   A. Excluding interest on deposits (line 3A/line 2A)...............     4.77x
                                                                       ========

   B. Including interest on deposits (line 3B/line 2C).............       2.28x
                                                                          ====